ADVISORS SERIES TRUST

                                     FORM OF
                               MULTIPLE CLASS PLAN
                                       OF
                               [INSERT FUND NAME]


This Multiple Class Plan (this "Plan") is required by Securities and Exchange Commission Rule 18fB3 promulgated under the Investment Company Act of 1940, as amended (the "1940 Act").

This Plan shall govern the terms and conditions under which [__________], a series of Advisors Series Trust (the "Trust") may issue separate classes of shares representing interests in [____________] (the "Fund"). To the extent that a subject matter herein is covered by the Trust=s Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1. RIGHTS AND OBLIGATIONS. Except as set forth herein, all classes of shares issued by the Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various classes of shares relate solely to the following: (a) each class may be subject to different class expenses as discussed under Section 3 of this Plan; (b) each class may bear a different identifying designation; (c) each class has exclusive voting rights with respect to matters solely affecting such class (except as set forth in Section 5 below); (d) each class may have different exchange privileges; and (e) each class may provide differently for the automatic conversion of that class into another class.

SECTION 2. CLASSES OF SHARES AND DESIGNATION THEREOF. The Fund may offer any or all of the following classes of shares:

      (A) CLASS A SHARES. "Class A Shares" will be sold at their net asset value with the imposition of a frontBend sales load of [_____]%, but not contingent deferred sales charge ("CDSC"). Class A Shares will be subject to a Rule 12bB1 distribution fee at an annual rate of [ ]% of the daily net assets attributable to the Class A Shares, and will be subject to a shareholder servicing fee at an annual rate of up to [_____]% of the daily net assets attributable to Class A Shares. Expenses for Class A Shares, after fee waivers and expense reimbursements are estimated to be [_____]%.

            The current "Share Marketing Plan for Advisors Series Trust" shall be applicable to the Class A Shares.

      (B) CLASS I SHARES. "Class I Shares" will be sold at their net asset value without the imposition of a frontBend sales load or a CDSC. Class I Shares will not be subject to a Rule 12bB1 distribution fee and will not be subject to a shareholder servicing fee. Expenses for Class I Shares, after fee waivers and expense reimbursements are estimated to be [_____]%.

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SECTION 3. ALLOCATION OF EXPENSES.

      (A) CLASS EXPENSES. Each class of shares may be subject to different class expenses consisting of: (1) Rule 12bB1 plan distribution fees and shareholder service fees, if applicable to a particular class;
            (2) transfer agency and other recordkeeping costs to the extent allocated to a particular class; (3) Securities and Exchange Commission ("SEC") and blue sky registration fees incurred separately by a particular class; (4) litigation or other legal expenses relating solely to a particular class; (5) printing and postage expenses related to the preparation and distribution of class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class; (6) expenses of administrative personnel and services as required to support the shareholders of a particular class; (7) audit or accounting fees or expenses relating solely to a particular class; (8) director fees and expenses incurred as a result of issues relating solely to a particular class and (9) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees (collectively, "Class Expenses").

      (B) OTHER EXPENSES. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Fund will be allocated to each class of shares on the basis of the net asset value of each class to the net asset value of the Trust or the Fund, as the case may be.

      (C) WAIVERS AND REIMBURSEMENTS OF EXPENSES. Each Fund=s Advisor and any provider of services to the Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in crossBsubsidization between classes.

SECTION 4. ALLOCATION OF INCOME. Each Fund will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each class of shares.

SECTION 5. CONVERSIONS. Each Class A Share shall convert automatically to a Class I Share on the first business day of the month next following the fourth anniversary of its purchase and will no longer be subject to the fees associated with the Distribution and Shareholder Service Plans. The conversion of such share shall be effected on the basis of the relative net asset values of the two classes, without the imposition of a frontBend sales load, CDSC or other charges. In no event will a class of shares automatically convert into shares of a class with a distribution arrangement that could be viewed as less favorable to the shareholder as measured by overall cost.

The implementation of this conversion feature is subject to the continuing availability of a ruling of the Internal Revenue Service, or of an opinion of counsel or tax adviser, stating that the conversion of one class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling or opinion is not available.

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SECTION 6.  EFFECTIVE  WHEN  APPROVED.  This Plan shall not take effect  until a majority of the Trustees of the Trust, including a majority of the trustees who are not interested persons of the Trust, find that this Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole.

SECTION 7. AMENDMENTS. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 6 above.

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